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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

      On behalf of the Board of Directors, you are cordially invited to attend the 2004 Annual Meeting of Stockholders of Cyberonics, Inc. on September 28, 2004, 10:00 a.m., at our headquarters in Houston, Texas.

      At the annual meeting, the principal business will be to (1) elect eight directors, (2) approve the Cyberonics, Inc. 2004 Stock Plan and (3) ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending April 29, 2005. The Board of Directors unanimously recommends the approval of each of the proposals set forth in the attached Notice.

      Cyberonics remains committed to strengthening its epilepsy business and gaining clarity and certainty in a revised depression regulatory process. On June 15, 2004, the Neurological Devices Panel of the Food and Drug Administration’s (FDA) Medical Devices Advisory Committee voted to recommend approval with conditions of the VNS Therapy System as an adjunctive long-term treatment of chronic or recurrent depression for patients over the age of 18 who are experiencing a major depressive episode that has not had an adequate response to four or more adequate antidepressant treatments. On August 11, 2004, FDA’s Division of General and Restorative Neurological Devices determined that our PMA-S, absent additional information, was not-approvable, citing reasons including worsening depression, potential biases stemming from a non-randomized control and an inability to distinguish one-year VNS effects from placebo and concomitant treatment effects. We do not agree with the decision and intend to explore all regulatory and legal options to obtain FDA approval of our VNS Therapy System for treatment-resistant depression. To achieve our objectives of strengthening our epilepsy business and developing and implementing a revised depression regulatory plan, it is essential that we retain key personnel throughout the company by offering competitive compensation packages, including stock options. For this reason, we are submitting for your approval the Cyberonics 2004 Stock Option Plan. Your Board of Directors unanimously recommends that you vote in favor of the adoption of the 2004 Stock Plan.

      Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, mark the proxy card to indicate your vote, date and sign the proxy card and return it in the enclosed, postage-paid envelope as soon as possible.

      Thank you for your ongoing support of and interest in Cyberonics and VNS Therapy.

Sincerely,

ROBERT P. CUMMINS
Chairman of the Board,
President and Chief Executive Officer

Cyberonics, Inc. w 100 Cyberonics Boulevard w Houston, Texas 77058 w (800) 332-1375

CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, September 28, 2004

Dear Stockholder:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, which will be held on Tuesday, September 28, 2004, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas. The annual meeting will be held for the following purposes:

1. To elect eight directors to serve for the following year and until their successors are duly elected;

2. To approve the Cyberonics, Inc. 2004 Stock Plan;

3. To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics for the fiscal year ending April 29, 2005; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on August 23, 2004 are entitled to notice of and to vote at the meeting. A list of stockholders will be available commencing August 30, 2004 and may be inspected at our offices during normal business hours prior to the annual meeting. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the foregoing proposes at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

      To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose, even if you plan to attend the meeting. You may vote your shares in person even if you previously returned a proxy card.

Sincerely,

ROBERT P. CUMMINS
Chairman of the Board,
President and Chief Executive Officer

Houston, Texas

August 27, 2004

Important: Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card as promptly as possible to ensure that your shares will be represented. If you attend the meeting, you may withdraw any previously submitted proxy and vote in person.

i

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

PROXY STATEMENT

       These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors of Cyberonics, Inc. for use at our 2004 Annual Meeting of Stockholders. The meeting will be held at our offices, 100 Cyberonics Blvd., Houston, Texas 77058, on Tuesday, September 28, 2004, at 10:00 a.m., central time. This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about August 27, 2004. Because many stockholders are unable to attend the meeting, our Board of Directors solicits proxies from our stockholders to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. We urge you to read carefully the material in this proxy statement.

ABOUT THE ANNUAL MEETING

Who sent me this proxy statement?

      Our Board of Directors sent you this proxy statement and proxy card. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We have retained the services of D.F. King & Co. to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners (and beneficial owners of shares held by brokerage firms). We estimate that we will pay D.F. King & Co. a fee not to exceed $7,500 for its services and will reimburse D.F. King & Co. for certain out-of-pocket expenses. We will also bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to our stockholders.

Why did I receive this proxy statement and proxy card?

      You received this proxy statement and proxy card from us because you owned our common stock as of August 23, 2004. We refer to this date as the record date. This proxy statement contains important information for you to consider when deciding whether to vote for the election of directors. Please read this proxy statement carefully.

What is a proxy?

      A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Robert P. Cummins and Pamela B. Westbrook have been designated as proxies for our 2004 Annual Meeting of Stockholders.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, then you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will elect eight directors to serve for the following year and until their successors are duly elected, approve the Cyberonics, Inc. 2004 Stock Plan, ratify the selection of KPMG LLP as our independent registered public accounting firm and transact such other businesses as may properly come before the meeting. In addition, our management will report on our performance during the 53 weeks ended April 30, 2004 and respond to your questions.

What is the difference between a stockholder of record and a stockholder who holds stock in “street name”?

      If your shares are registered in your name with our transfer agent, EquiServe, you are a stockholder of record, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

      Most of our stockholders hold their shares through a brokerage firm, bank or other nominee rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank, or other nominee as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those held beneficially through a brokerage account, bank or other nominee.

Who is entitled to vote at the annual meeting?

      All stockholders who owned our common stock at the close of business on August 23, 2004, the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the annual meeting. On August 23, 2004, 23,839,725 shares of our common stock, $.01 par value per share, were outstanding.

How many votes can I cast?

      You are entitled to one vote for each share of common stock you owned on August 23, 2004, the record date, on all matters considered at the annual meeting.

What constitutes a quorum?

      A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on August 23, 2004, the record date. There must be a quorum for the meeting to be held. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the annual meeting with respect to such matter.

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the same effect as a vote against the proposals, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares.

How do I vote my shares?

      Shares held directly in your name as the stockholder of record can be voted in person at the meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you plan to vote in person at the meeting, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the annual meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

      Shares held in street name (for example, at your brokerage account) may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

      If you vote by granting a proxy, Robert P. Cummins and Pamela B. Westbrook will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, Mr. Cummins and Ms. Westbrook will vote those shares as recommended by our Board of Directors.

Can I revoke my proxy after I return my proxy card?

      Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before the proxy is exercised by submitting a written a notice of revocation to our Secretary, David S. Wise, providing a duly executed proxy bearing a later date or attending the annual meeting and voting in person, which suspends the powers of the proxy holders.

What are the recommendations of our Board of Directors?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. Our Board of Directors recommends that you vote FOR:

•	the election of the eight nominated directors;

•	the approval of the Cyberonics, Inc. 2004 Stock Plan; and

•	the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 29, 2005.

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      Election of Directors. The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law.

      Other Items. For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

      A representative of EquiServe, our transfer agent, will tabulate the votes and a representative of Vinson & Elkins L.L.P., our outside legal counsel, will act as the inspector of election.

Where can I find results of the meeting?

      The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2005.

Whom should I contact with questions?

      If you have any questions about this proxy statement or the meeting, please contact our Secretary, David S. Wise, at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

      We refer you to our Annual Report on Form 10-K for the 53 weeks ended April 30, 2004 filed with the Securities and Exchange Commission on July 9, 2004. Our Annual Report on Form 10-K, including financial statements, is included with your proxy mailing. If you would like to receive any additional information, please contact Pamela B. Westbrook at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

May I propose actions for consideration at the 2005 Annual Meeting of Stockholders or nominate individuals to serve as directors?

      You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive the written proposal no later than April 30, 2005. The proposal must comply with regulations of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in company-sponsored proxy materials and must contain the information required by our bylaws.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

      Our Board of Directors is composed of nine directors, eight of whom are seeking election at the meeting. Please see “Continuing Director” below for a description of our director who is not seeking election at the meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them FOR the eight nominees named below. In the event that any of the nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the 2005 Annual Meeting of Stockholders and until his successor has been elected and qualified.

Vote Required

      The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

      The Nominating and Governance Committee of our Board of Directors has approved eight directors for election at the meeting. The names and certain information about the nominees, including their ages as of August 23, 2004, the record date, are set forth below:

Name	Age	Position

Robert P. Cummins	50	Chairman of the Board of Directors, President and Chief Executive Officer and Director
Stanley H. Appel, M.D.	71	Director and member of the Compensation Committee and Nominating and Governance Committee
Tony Coelho	62	Director and Chairman of the Compensation Committee
Guy C. Jackson	62	Director and Chairman of the Audit Committee
Ronald A. Matricaria	61	Director, Chairman of the Nominating and Governance Committee and member of the Compensation Committee
Alan J. Olsen	57	Director and member of the Audit Committee
Michael J. Strauss, M.D.	51	Director and member of the Audit Committee and Nominating and Governance Committee
Reese S. Terry, Jr.	62	Director

      Mr. Cummins has been a director of Cyberonics since June 1988. He was appointed President and Chief Executive Officer in September 1995. He was appointed Chairman of the Board of Cyberonics in June 2001. Until September 1995, Mr. Cummins was a general partner of Vista Partners, L.P., a venture capital partnership that he joined in 1984, a general partner of Vista III Partners, L.P., a venture capital firm formed in 1986, and Vice President of Vista Ventures Inc., a venture capital advisory firm. Until July 1998, Mr. Cummins was a director of Sigma Circuits Inc., a manufacturer of electronic interconnect products.

      Dr. Appel has been a director of Cyberonics since December 1996 and the chair of our Scientific Advisory Board since its formation in 1994. Since 1977, Dr. Appel has been Chairman of the Department of Neurology, Baylor College of Medicine.

      Mr. Coelho has been a director of Cyberonics since March 1997 and an independent business consultant since June 1998. From October 1996 to June 1998, Mr. Coelho was the Chairman and Chief Executive Officer of ETC w/tci, the Washington-based education, training and communications subsidiary of Tele-Communications, Inc. From January 1990 to September 1995, Mr. Coelho served as the President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc., an asset management firm, and from October 1989 to September 1995, he served as Managing Director of Wertheim Schroder and Co., an investment banking firm. Mr. Coelho served in the United States House of Representatives from California from 1979 to 1989, and served as House Majority Whip from 1986 to 1989. Mr. Coelho also serves on the Board of Directors of Service Corporation International, a funeral service corporation and Warren Resources, an oil and gas exploration company.

      Mr. Jackson has been a director of Cyberonics since July 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP, after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson has served as the audit partner on a number of public companies in various industries, including the medical device and technology sectors, in Ernst & Young’s New York and Minneapolis Offices. In addition to the Cyberonics’ Board of Directors, Mr. Jackson serves on the Board of Directors and Audit Committees of Urologix, Inc., Digi International, Inc. and Life Time Fitness, Inc.

      Mr. Matricaria has been a director of Cyberonics since June 2001. He has over 30 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. He is the former Chairman, CEO and President of St. Jude Medical Inc. Prior to that, he spent 23 years with Eli Lilly and Company, Inc., and during his tenure served in various executive positions, including Vice President of the Pharmaceutical Division, President of the North American operations for the Pharmaceutical Division and President of Eli Lilly International Corporation. In addition to the Cyberonics Board of Directors, Mr. Matricaria serves on the Board of Directors of Vistacare, Inc., Invitrogen, Inc., Cardiodynamics International Corporation and is the non-executive Chairman of the Board of Directors at Haemonetics. He is also an advisor to several medically related privately owned companies and a private equity healthcare fund.

      Mr. Olsen has been a director of Cyberonics since June 1999. He has over 30 years of medical device sales and marketing experience at Smith & Nephew Richards, Danek Medical and Sofamor Danek Group. He was founder and President of Danek Medical, a pioneer in the spinal fixation device market, which later became part of Sofamor Danek Group. He served as a Director of Sofamor Danek Group from 1985 to 1993. He is the Chief Executive Officer of Robomedica, Inc., which develops robotic devices to train paralyzed people to walk again. Mr. Olsen has also served on the board of several private and charitable organizations.

      Dr. Strauss has been a director of Cyberonics since March 1997. He is a physician entrepreneur whose professional career has focused on new medical technology and the boundary it shares with health services research, health policy and business. He is the Chief Executive Officer of Naviscan PET Systems, Inc. (formerly PEM Technologies, Inc.), which is developing organ-specific positron emission to tomography, or PET, scanners. Dr. Strauss was a founder and President of Covance Health Economics and Outcomes Services, Inc. He also serves on the Board of Directors of Endocare, Inc., manufacturer of products for treating urological diseases.

      Mr. Terry co-founded Cyberonics in December 1987 and served as Chairman of the Board and Chief Executive Officer of Cyberonics until February 1990, when he became Chairman of the Board and Executive Vice President. He also served as Chief Executive Officer for a portion of 1995. Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of the Board and Secretary in June 2001. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and, most recently, as Vice President of Quality.

Continuing Director

      Pursuant to a letter agreement dated March 28, 1997, The Clark Estates, Inc. is entitled to designate one person whom it wishes to have appointed to serve on our Board of Directors. This right lasts for as long as The Clark Estates retains at least 600,000 of the aggregate of 901,408 shares of common stock purchased on such date by parties affiliated with The Clark Estates. On January 13, 2004, The Clark Estates exercised its right to designate a member of our Board of Directors and named its representative, Kevin S. Moore, President of The Clark Estates.

      Mr. Moore, age 49, has served as a director of Cyberonics since January 2004 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He has over 20 years of investment and management experience. He has been with The Clark Estates since 1991 where he is currently President and Director. Mr. Moore is responsible for all activities of The Clark Estates and its various affiliated investments and interests. The Clark Estates manages the business and financial affairs of the Clark family, co-founders of I.M. Singer & Company in 1850. Mr. Moore serves on the Boards of Directors of 3D Systems Corporation, Time Out New York magazine, and the National Baseball Hall of Fame & Museum where he is also Treasurer. He is also Vice Chairman of The Mary Imogene Basset Hospital. Mr. Moore has an AB from Dartmouth College and an MBA degree from Stanford University.

Director Compensation

      Our non-employee directors receive an annual retainer fee of $20,000. Committee chairpersons receive an additional annual fee of $4,000 and committee members receive an additional annual fee of $2,000 for each committee on which they serve. In addition, our non-employee directors receive $1,000 for each Board meeting they attend in person and $500 for each Board meeting they attend by teleconference. Committee members receive an additional $750 for each committee meeting they attend in person and an additional $500 for each committee meeting they attend by teleconference. We also make available portable email technology services to our directors worth a value of approximately $1,100 per year. Non-employee directors are also eligible for discretionary annual option grants under our 1997 Stock Option Plan.

      During the 53 weeks ended April 30, 2004, our non-employee directors each received an annual retainer fee of $20,000, except Mr. Jackson and Mr. Moore, who each received a prorated annual retainer fee of $16,667 and $6,667, respectively. Each committee chairperson received an annual fee of $4,000, and each committee member received an annual fee of $2,000 except Mr. Jackson and Mr. Moore. Mr. Jackson received prorated annual committee chairman fees of $3,333 and Mr. Moore received prorated annual committee member fees of $668. Additionally, every board member was granted a discretionary grant of 8,000 options, except for Mr. Moore, who received an initial grant of 35,000 options for joining the Board of Directors in January 2004.

Corporate Governance

      We are committed to good corporate governance. Our Board of Directors has established a Corporate Governance Manual to guide the operation and direction of the Board of Directors and its committees. The Corporate Governance Manual includes Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of the Board. Each of these documents is available on our website www.cyberonics.com.

Code of Ethics

      Our Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents and representatives. In addition, our Board of Directors has adopted a Financial Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controllers. A copy of each of code of ethics is available on our website at www.cyberonics.com. Any change to, or waiver from, either of these codes of ethics will be disclosed as required by current applicable securities laws.

Director Independence

      Our Board of Directors believes that the interests of our stockholders are best served by having a substantial number of objective, independent representatives on the Board. The Nominating and Governance Committee of the Board of Directors determines whether or not each director and each prospective director of Cyberonics is independent. The Nominating and Governance Committee has recently evaluated all relationships between each director and Cyberonics and has determined, in its business judgment, that all directors other than Robert P. Cummins are independent as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ Stock Market.

Executive Sessions of the Board of Directors

      The independent directors meet in executive session at each regularly scheduled meeting of the Board of Directors. The independent directors met three times during the 53 weeks ended April 30, 2004. In addition, the non-management directors meet in executive sessions at least quarterly. The director who presides at these meetings rotates among the members of the Nominating and Governance Committee. The presiding director is responsible for preparing an agenda for the meetings of the non-management directors in executive sessions. Mr. Matricaria was designated to act as the presiding director of the executive sessions until another member of the Nominating and Governance Committee is designated.

Directors’ Meetings and Committees

      Our Board of Directors held a total of 11 meetings and acted by written consent six times during the 53 weeks ended April 30, 2004. Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Exchange Act and the NASDAQ Stock Market. Each committee is governed by a written charter approved by the full Board of Directors. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

      Audit Committee. The Audit Committee was chaired by Michael S. Strauss, M.D. through June 2003 and included Thomas A. Duerden, Ph.D. and Alan S. Olsen. In July 2003, Guy C. Jackson became Chairman of the Audit Committee, which also includes Michael J. Strauss, M.D. and Alan J. Olsen. Dr. Duerden did not stand for re-election to the Board and ceased to be a member of the Board of Directors and Audit Committee in September 2003. The Audit Committee held 12 meetings and acted by written consent three times during the 53 weeks ended April 30, 2004. This Committee approves the engagement of our independent auditors and is primarily responsible for overseeing the services they perform, including the audit conducted by KPMG LLP included in our Annual Report on Form 10-K. The Nominating and Governance Committee of the Board of Directors, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under applicable securities laws and NASDAQ listing requirements. The Board of Directors, in its business judgment, has also determined that Mr. Jackson, the current chair of the Audit Committee, is an “audit committee financial expert” within the meaning of current applicable securities laws. The Fiscal 2004 Report of the Audit Committee is set forth on pages 18 and 19 of this Proxy Statement.

      Compensation Committee. The Compensation Committee is chaired by Tony Coelho and also includes Stanley H. Appel, M.D., Ronald A. Matricaria and Kevin S. Moore. The Compensation Committee held four meetings and acted by written consent 12 times during the 53 weeks ended April 30, 2004. This Committee establishes salary and incentive compensation of our executive officers and administers our employee benefit plans. The Nominating and Governance Committee of the Board of Directors, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under applicable securities laws and NASDAQ Stock Market. The Fiscal 2004 Report of the Compensation Committee is set forth on pages 16-18 of this Proxy Statement.

      Nominating and Governance Committee. The Nominating and Governance Committee is chaired by Ronald A. Matricaria and also includes Stanley H. Appel, M.D., Michael J. Strauss, M.D. and Kevin S. Moore. The Nominating and Governance Committee held two meetings during the 53 weeks ended April 30, 2004. This Committee identifies individuals qualified to become members of our Board of Directors, makes recommendations to the Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to the Board. The Nominating and Governance Committee of the Board of Directors, in its business judgment, has determined that the Nominating and Governance Committee is comprised entirely of directors who satisfy the standards of independence established under applicable securities laws and the NASDAQ Stock Market. For information regarding the Nominating and Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “Director Nomination Process” below.

      During the 53 weeks ended April 30, 2004, all applicable directors attended at least 80% of the meetings of the Board of Directors and the meetings held by committees on which the director served.

Communicating with Directors

      Our Board of Directors welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board of Directors, any committee of our Board of Directors, the presiding director of the executive sessions or any director in particular to: c/o Cyberonics, Inc., 100 Cyberonics Blvd., Houston, Texas 77058.

      Any correspondence addressed to our Board of Directors, any committee of our Board of Directors, the presiding director of the executive sessions or to any director in particular care of our offices will be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.

Director Nomination Process

      The Nominating and Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee, as different factors may assume greater or lesser significance at particular times, and the needs of the Board of Directors may vary in light of its composition and the committee’s perceptions about future issues and needs. However, while the Nominating and Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, the committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of the Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character.

      The Nominating and Governance Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the committee may consider previous experience as a member of our Board of Directors. Any invitation to join the Board of Directors must be extended by the Board of Directors as a whole and by the Chairman of the Nominating and Governance Committee.

      Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Secretary, David S. Wise, at our principal executive offices, 100 Cyberonics Boulevard, Houston, Texas 77058 not later than 120 calendar days prior to the first anniversary date of the annual meeting for the preceding year. The written request must include (1) the name and address of the person or persons to be nominated, (2) the number and class of all shares of each class of stock of Cyberonics owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee, (3) the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the U.S. Securities and Exchange Commission, (4) a signed consent by each nominee to serve as a director of Cyberonics if elected, (5) the nominating stockholder’s name and address, (6) the number and class of all shares of each class of stock of Cyberonics owned of record and beneficially by the nominating stockholder, and (7) in the case of a person that holds stock of Cyberonics through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting. From time to time, the Nominating and Governance Committee may request additional information from the nominee or the stockholder.

      The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2005 Annual Meeting of Stockholders.”

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

      For fiscal 2004, initial reports on Form 3 for Randal L. Simpson and Kevin S. Moore were filed late. To our knowledge, all other Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were made in compliance with applicable filing requirements.

Equity Compensation Plan Information

      The following table sets forth certain information regarding our equity compensation plans as of April 30, 2004.

Weighted-
		Average Exercise	Number of Securities
		Price of	Remaining Available for
	Number of Securities to Be	Outstanding	Future Issuance Under
	Issued upon Exercise of	Options,	Equity Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (A))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	2,171,946	$16.64	471,192
Equity compensation plans not approved by security holders(1)	4,758,205	15.87	1,922,089 (2)

Total	6,930,151	$16.11	2,393,281 (2)

(1)	The Cyberonics, Inc. Amended 1988 Stock Incentive Plan, 1996 Stock Option Plan, 1998 Stock Option Plan and its New Employee Equity Inducement Plan were approved by our Board of Directors and became effective in March 1988, November 1996, October 1998 and June 2003, respectively. In addition to these plans, we have entered into stand-alone stock agreements with Messrs. Totah, Cheney and Rudolph. Options granted under the 1988 Stock Option Plan, the 1996 Stock Option Plan, and the New Employee Equity Inducement Plan and the stand-alone agreements generally vest ratably over 4 or 5 years following their date of grant. Options granted under the 1998 Stock Option Plan generally vest 10 years from the grant date but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of Company objectives. Options granted have a maximum term of 10 years.

(2)	Includes 154,999 options forfeited under the stand-alone plans described in the above footnote.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of June 21, 2004, except where otherwise noted, certain information with respect to the beneficial ownership of our common stock (i) by each person known by us to own beneficially more than five percent of the outstanding shares of our common stock, (ii) by each of our directors, (iii) by each of our executive officers, and (iv) by all directors and executive officers as a group. Except as otherwise noted below, we are not aware of any agreements among our stockholders which relate to voting or investment of our shares of our common stock.

	Shares	Percentage of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned(1)	Shares Owned(1)

Boston Scientific	3,300,000	14.0%
One Boston Scientific Place
Natick, MA 01760-1537
FMR Corp.	3,034,170 (2)	12.9	%(2)
82 Devonshire Street
Boston, MA 02109
MFS Investment Management	1,551,330	6.6%
500 Boylston Street
Boston, MA 02116
Rho Capital Partners	1,263,326	5.4%
152 West 57th Street
New York, NY 10019
Robert P. Cummins(3)	1,087,928	4.4%
Pamela B. Westbrook(4)	161,225	*
Michael A. Cheney(5)	105,912	*
W. Steven Jennings(6)	30,166	*
Shawn P. Lunney(7)	183,405	*
George E. Parker(8)	32,766	*
Richard Rudolph, M.D.(9)	58,500	*
Randal L. Simpson(10)	59,740	*
Alan Totah(11)	91,243	*
David S. Wise(12)	27,666	*
Stanley H. Appel, M.D.(13)	150,632	*
Tony Coelho(14)	96,632	*
Guy C. Jackson(15)	7,849	*
Ronald A. Matricaria(16)	44,582	*
Kevin S. Moore(17)	634,482	2.7%

	Shares	Percentage of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned(1)	Shares Owned(1)

Alan J. Olsen(18)	39,307	*
Michael J. Strauss, M.D.(19)	66,832	*
Reese S. Terry, Jr.(20)	522,662	2.2%
All executive officers and directors as a group (18 persons)(21)	3,401,529	13.3%

*	Less than 1%.

(1)	Based on total shares outstanding of 23,544,832 at June 21, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Shares beneficially owned by FMR are reported as of June 30, 2004. The percentage of outstanding shares owned is calculated based upon a total shares outstanding of 23,553,835 as of June 30, 2004.

(3)	Includes 10,000 shares held in trusts for the benefit of Mr. Cummins’ children of which Mr. Cummins serves as trustee and 10,000 shares held directly by Mr. Cummins’ wife. Also includes 1,031,678 shares subject to options exercisable on or before August 20, 2004, which include 100,000 options held in trusts for the benefit of Mr. Cummins’ children.

(4)	Includes 153,916 shares subject to options exercisable on or before August 20, 2004.

(5)	Includes 102,301 shares subject to options exercisable on or before August 20, 2004.

(6)	Includes 30,166 shares subject to options exercisable on or before August 20, 2004.

(7)	Includes 122,458 shares subject to options exercisable on or before August 20, 2004.

(8)	Includes 32,666 shares subject to options exercisable on or before August 20, 2004.

(9)	Includes 58,500 shares subject to options exercisable on or before August 20, 2004.

(10)	Includes 58,932 shares subject to options exercisable on or before August 20, 2004.

(11)	Includes 88,833 shares subject to options exercisable on or before August 20, 2004.

(12)	Includes 27,666 shares subject to options exercisable on or before August 20, 2004.

(13)	Includes 86,832 shares subject to options exercisable on or before August 20, 2004.

(14)	Includes 86,332 shares subject to options exercisable on or before August 20, 2004.

(15)	Includes 7,849 shares subject to options exercisable on or before August 20, 2004.

(16)	Includes 44,582 shares subject to options exercisable on or before August 20, 2004.

(17)	Includes (a) 4,349 shares subject to options exercisable of or before August 20, 2004 and (b) 623,133 shares as being beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(18)	Includes 35,832 shares subject to options exercisable on or before August 20, 2004.

(19)	Includes 66,832 shares subject to options exercisable on or before August 20, 2004.

(20)	Includes 97,400 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee. Also includes 56,332 shares subject to options exercisable on or before August 20, 2004.

(21)	Includes 2,096,556 shares subject to options held by executive officers and directors, which options are exercisable on or before August 20, 2004. Also includes shares that may be determined to be beneficially owned by executive officers and directors. See Notes 2 through 20 above.

Performance Graph

      The graph and table below compare the cumulative total stockholder return of our common stock from April 1999 through April 30, 2004 to the cumulative total return over such period of (i) the Standard & Poor’s 500 Index and (ii) the Standard & Poor’s 500 Health Care Equipment Index. The graph assumes that $100 was invested in April 1999 in our common stock and in each of the comparative indices. The information contained in the Performance Graph shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

ASSUMES INITIAL INVESTMENT OF $100

	1999	2000	2001	2002	2003	2004

Cyberonics, Inc.	$100.00	$250.77	$140.31	$166.77	$280.98	$291.57
S&P 500	$100.00	$110.13	$95.84	$83.74	$72.60	$89.21
S&P Healthcare Equipment	$100.00	$110.11	$106.70	$114.96	$114.78	$158.08

Executive Compensation

      Summary Compensation Table. Except as noted below, the following table sets forth the compensation paid by us for the 53 weeks ended April 30, 2004 to the Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation exceeded $100,000. These officers are referred to as the named executive officers:

					Long-Term Compensation

		Annual Compensation			Restricted	Securities
	Fiscal				Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards(1)	Options (#)	Compensation

Robert P. Cummins	2004	$410,257	$244,918		$—	250,000	$403	(2)
Chairman of the Board,	2003	391,330	524,639		—	150,000	297	(2)
President and Chief	2002	370,178	373,348		—	150,000	396	(2)
Executive Officer
Pamela B. Westbrook	2004	$233,365	$78,807		$—	20,000	$360	(2)
Vice President, Finance &	2003	209,808	104,051		49,175	10,000	236	(2)
Administration and Chief	2002	201,813	138,056		—	15,000	396	(2)
Financial Officer
Michael A. Cheney	2004	$311,538	$52,244		$—	25,000	$363	(2)
Vice President, Marketing	2003	277,500	134,498		65,567	75,000	320	(2)
	2002	201,933	124,942		—	175,000	82,314	(3)
W. Steven Jennings(4)	2004	$235,577	$87,331	(5)	$—	150,000	$91,018	(6)
Vice President, Sales	2003	—	—		—	—	—
	2002	—	—		—	—	—
Richard Rudolph, M.D.	2004	$254,231	$80,057		$—	35,000	$234
Vice President, Clinical &	2003	235,000	110,156		55,029	—	44,880	(7)
Medical Affairs and	2002	158,173	66,241		—	175,000	10,774	(8)
Chief Medical Officer

(1)	Restricted stock awards were granted in June 2003 and represent the overachievement bonus for fiscal 2003 for each of the indicated officers. The restricted stock vests one year from the date of grant. Messrs. Westbrook, Cheney and Rudolph received 2,596, 3,461 and 2,905, respectively, shares of the restricted stock.

(2)	Represents premiums paid for term-life insurance.

(3)	Represents $396 for term-life insurance premiums and $81,918 for expenses paid to Mr. Cheney in connection with his relocation to Houston.

(4)	Mr. Jennings joined Cyberonics in May 2003; accordingly, no compensation was paid to Mr. Jennings during fiscal 2003 or 2002.

(5)	Includes $50,000 for hiring bonus.

(6)	Represents $438 for term-life insurance premiums and $90,580 for expenses paid to Mr. Jennings in connection with his relocation to Houston.

(7)	Represents $473 for term-life insurance premiums and $44,407 for expenses paid to Dr. Rudolph in connection with his relocation to Houston.

(8)	Represents $264 for term-life insurance premiums and $10,510 for expenses paid to Dr. Rudolph in connection with his relocation to Houston.

      Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the 53 weeks ended April 30, 2004 to each of the named executive officers:

	Individual Grants

		Percent of
		Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees			Option Term ($)(2)
	Options	in Fiscal	Exercise	Expiration
Name	Granted (#)	Year(1)	Price ($/SH)	Date	5%	10%

Robert P. Cummins	250,000	16%	$18.94	6/2/2013	$2,977,816	$7,546,371
Pamela B. Westbrook	20,000	1%	$18.94	6/2/2013	238,225	603,710
Michael A. Cheney	25,000	2%	$18.94	6/2/2013	297,782	754,637
W. Steven Jennings	150,000	10%	$18.94	6/2/2013	1,786,690	4,527,822
Richard Rudolph, M.D.	25,000	2%	$18.94	6/2/2013	297,782	754,637
Richard Rudolph, M.D.	10,000	1%	$20.77	7/22/2013	130,621	331,020

(1)	Total number of shares subject to options granted to employees in fiscal 2004 was 1,519,844, which includes options granted to non-employee directors.

(2)	Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

      Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the named executive officers, each officer’s exercise of stock options during the 53 weeks ended April 30, 2004 and the year-end value of unexercised options:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options
	Shares	Value	Options at Fiscal Year-End	At Fiscal Year-End
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Unexercisable (#)(2)	Unexercisable ($)(3)

Robert P. Cummins	100,000	$2,569,750	955,843/494,157	$7,747,788/$3,255,462
Pamela B. Westbrook	20,000	470,100	150,666/29,334	2,648,977/205,148
Michael A. Cheney	34,700	530,151	84,383/155,917	683,459/1,202,648
W. Steven Jennings	—	—	25,000/125,000	118,750/593,750
Richard Rudolph, M.D.	—	—	96,917/113,083	801,027/847,423

(1)	Represents market value of underlying securities at date of exercise less option exercise price.

(2)	Options generally vest over five-year periods and 1/60th of the optioned shares vest each month until fully vested.

(3)	Market value of underlying securities at fiscal year-end is based on $23.69 per share less the exercise price.

      Employment Agreements. In June 2003, Mr. Cummins entered into a five-year employment agreement with the Company. After its initial five-year term, the term of Mr. Cummins’ employment agreement is extended automatically for an additional year on each anniversary of the employment agreement, unless terminated by written notice six-months prior to the anniversary date by either Mr. Cummins or the Company. The employment agreement provides that Mr. Cummins shall serve as our Chief Executive Officer and as Chairman of our Board of Directors. Pursuant to this employment agreement, Mr. Cummins will receive an annual base salary of $395,000 and is eligible to earn a bonus up to 100% of his annual base salary based on the achievement of specified performance goals of the Company. Mr. Cummins received a stock option grant for 250,000 shares in connection with the execution of the employment agreement. In addition, Mr. Cummins is eligible for an annual overachievement bonus based upon the overachievement of specified performance goals of the Company. During fiscal 2004, Mr. Cummins earned a bonus equal to 61% of his salary based upon the achievement of performance goals required for the bonus. Mr. Cummins’ employment agreement was recommended by the Compensation Committee and approved by the Board of Directors, and was in part based on a survey of comparable companies and recommendations made by Towers Perrin, an independent compensation consulting firm. The base salary provided in the employment agreement is approximately equal to the fiftieth percentile of the peer group surveyed by Towers Perrin while the stock options represent long-term incentive compensation approximately equal to the seventy-fifth percentile of the peer group. In the event of a change of control (as defined in the employment agreement), Mr. Cummins will be entitled to a payment which is the greater of three years annual base salary and bonus or the remaining term of the contract. Additionally, the employment agreement provides that if any payments to Mr. Cummins by the Company would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, a “gross-up” payment will be made to place Mr. Cummins in the same net after-tax position as would have been the case if no excise tax had been imposed. The employment agreement also provides for a five-year, term-life insurance policy and includes noncompetition provisions that apply while Mr. Cummins is employed by the Company and for one year following a termination of Mr. Cummins’ employment.

      In connection with accepting positions as officers of the Company in fiscal 2004, Messrs. Parker, Simpson and Wise each entered into a three-year employment agreement with the Company. In June 2003, Messrs. Westbrook, Cheney, Lunney, Rudolph, Totah, and Jennings each entered into similar three-year employment agreements with the Company. Pursuant to the terms of the employment agreements, each employee is eligible to participate in the Annual CEO Direct Reports Bonus Plan, with a target bonus of 50% of the employee’s annual base salary. In addition, each employee is eligible to participate in the Annual CEO Direct Reports Overachievement Bonus Plan as determined by the Compensation Committee of the Board of Directors and based upon the overachievement of specified performance goals of the Company. Each employee is also eligible for grants of stock options and other equity awards in the discretion of the Compensation Committee.

      Executive Severance Agreement. In connection with accepting positions as officers of the Company in fiscal 2004, Messrs. Parker, Simpson and Wise each entered into a severance agreement with the Company that provides certain benefits during the protected period following a change of control (as such terms are defined in the severance agreement). These agreements are substantially identical to the agreements entered into in fiscal 2002 with Messrs. Westbrook, Cheney, Lunney, Rudolph and Totah and in fiscal 2003 with Mr. Jennings (collectively the “Severance Agreements”). The initial term of the Severance Agreements is one year. The initial term of each of the Severance Agreements may be extended for one-year terms following the initial term; however, if a change of control occurs during the term of each of the Severance Agreements, the Severance Agreement cannot terminate until one year after the change of control. The Severance Agreements generally provide for the payment of (a) three times the sum of the employee’s base salary and bonus amount; plus (b) that portion of the employee’s base salary earned, and vacation pay vested for the prior year and accrued for the current year to the date of termination but not paid or used, and all other amounts previously deferred by the employee or earned but not paid as of such date under all Company bonus or pay plans or programs. Additionally, the Severance Agreements provide that if any payments to the employee by the Company would be subject to any excise tax imposed by section 4999 of the Internal Revenue Code, a “gross-up” payment will be made to place such employee in the same net after-tax position as would have been the case that no excise tax had been imposed.

Fiscal 2004 Report of the Compensation Committee

      The following Report of the Compensation Committee of the Board of Directors describes the compensation policies and rationale applicable to our executive officers for the 53 weeks ended April 30, 2004. The Compensation Committee is chaired by Tony Coelho and also includes Stanley H. Appel, M.D., Ronald A. Matricaria and Kevin S. Moore. The Compensation Committee is responsible for establishing the compensation payable to our executive officers and for administering our stock plans.

      Compensation Policy. Our executive compensation policies are designed to attract, retain and motivate the highly skilled executive officers upon whose performance we are dependent by providing compensation packages competitive with those provided by similarly situated companies with whom we compete for key employees. To assist the Compensation Committee in gathering market information with respect to compensation levels of comparable companies, the Compensation Committee has engaged the services of Towers Perrin, an independent compensation consulting firm. It is our policy that compensation of executive officers should include base compensation coupled with stock-based incentive opportunities and cash bonuses based on their level of responsibility. As of April 30, 2004, we did not contribute to any retirement programs on behalf of any of our employees. Commencing July 1, 2004, the Company matches employee contributions to the Cyberonics 401(K) Retirement Plan at the rate of 50% of up to six percent of an employee’s wages or salary. Compensation levels for executive officers are generally established for each fiscal year near the beginning of the fiscal year. Throughout fiscal 2004, compensation levels for employees were generally established annually upon the anniversary date of employment. In fiscal 2005, the Company changed its review process for employees to a common review date of June 30.

      Base Salaries. Base salaries for all employees are generally set at levels that are viewed as competitive. The Compensation Committee determined that the primary elements of officer compensation were to be base salaries together with bonus plan earnings and equity participation through options. The increase in annual base salaries for officers for fiscal 2004 was established by the Board of Directors in May 2003 and generally reflected increases of 4% over fiscal 2003 levels.

      Bonuses. We generally establish target bonus levels for executive officers at the same time that annual salary levels are established for the fiscal year. For fiscal 2004, maximum bonus levels were generally set at 50% of base salary, which is unchanged from the 50% level for fiscal 2003. Bonus payout is generally tied to a combination of company-wide and departmental performance goals. Based upon our financial performance during fiscal 2004, executive officers were paid an average of 54% of their potential bonuses.

      Overachievement Bonus. Executive officers are eligible to receive a discretionary annual overachievement bonus if the Company overachieves specified performance goals. In fiscal 2004, no overachievement bonuses for executive officers were awarded.

      Stock Option Awards. The Compensation Committee evaluated the grant of stock options in fiscal 2004 to executive officers in light of the responsibilities of the executive officers and their current stakes in our long-term success. These option grants are reflected under “Executive Compensation — Individual Grants” table included above.

      Compensation of Chief Executive Officer. The Compensation Committee believes that the compensation of the Chief Executive Officer, Mr. Cummins, should be closely tied to the success of Cyberonics, and should provide Mr. Cummins with a stake in the future success of Cyberonics. As described under “Employment Agreements” above, Mr. Cummins entered into a modified five-year employment agreement with Cyberonics in June 2003. In considering the adoption of Mr. Cummins’ employment agreement, the Board of Directors engaged the services of Towers Perrin, an independent compensation consulting firm, to conduct an independent compensation review, including a review of salary, bonus and stock option grants for our Chief Executive Officer. Towers Perrin submitted its recommendations to the compensation committee and recommended an increase in salary for Mr. Cummins. The recommendation was based on Tower Perrin’s survey of comparable high growth medical device, pharmaceutical and biotechnology companies and the conclusion that the current Chief Executive Officer compensation levels were below market. The base salary in the new employment agreement is approximately equal to the fiftieth percentile of the peer group surveyed by Towers Perrin and as reflected in the employment agreement while the stock options represent long-term incentive compensation approximately equal to the seventy-fifth percentile of the peer group. Under the employment agreement, Mr. Cummins’ base salary was increased to $395,000 from $375,000 in fiscal 2002. The employment agreement also includes a grant of an option to purchase 250,000 shares of common stock. For fiscal 2004, Mr. Cummins was awarded a bonus equal to 61% of his base salary, which is based on the achievement of performance goals of the Company. Those goals included the achievement of the annual net sales, earnings per share and cash flow objectives included in the annual budget approved by the Board of Directors as well as the achievement of one or more qualitative objectives set by the Compensation Committee. On June 15, 2003, Mr. Cummins received a stock option grant for 150,000 shares.

Respectfully submitted by the Compensation
Committee of the Board of Directors of Cyberonics,

Tony Coelho
Stanley H. Appel, M.D.
Ronald A. Matricaria
Kevin S. Moore

Fiscal 2004 Report of the Audit Committee

      The Audit Committee was chaired by Guy C. Jackson and also included Alan J. Olsen and Michael J. Strauss, M.D. during fiscal 2004. The Audit Committee is appointed by the Board of Directors to assist the Board and to perform an oversight function with respect to the following:

(1) discussing our financial statements with management and the external auditor;

(2) monitoring actions taken by us to comply with our accounting and control policies as well as external accounting, legal and regulatory requirements;

(3) reviewing disclosures regarding the independence of our external auditors; and

(4) selecting our external auditors and evaluating their performance.

      Each member of the Audit Committee is an independent director as such term is defined under the current NASDAQ listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of the NASDAQ Stock Market and was included as an exhibit to the proxy statement circulated for our 2002 Annual Meeting of Stockholders. The Audit Committee Charter may be further amended to comply with regulations of the Securities and Exchange Commission and NASDAQ listing requirements as they continue to evolve. The Audit Committee Charter may be found on our website.

      In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics’ Annual Report on Form 10-K for the 53 weeks ended April 30, 2004 with Cyberonics’ management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      The Audit Committee discussed with the independent auditors their independence from Cyberonics and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the 53 weeks ending April 30, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee
of the Board of Directors of Cyberonics,

Guy C. Jackson
Alan J. Olsen
Michael J. Strauss, M.D.

Certain Relationships and Related Transactions

      Certain of our stockholders, including Messrs. Cummins and Terry, Dr. Appel and venture capital firms formerly affiliated with Mr. Cummins, are entitled to certain registration rights with respect to the common stock held by them.

      Our Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred. Further, we have entered into indemnification agreements with our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

      All future transactions between us and our officers, directors, principal stockholders and affiliates must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

APPROVAL OF THE

CYBERONICS, INC. 2004 STOCK PLAN

      At our annual meeting, our stockholders will be asked to approve the adoption of the Cyberonics, Inc. 2004 Stock Plan (the “2004 Plan”), a copy of which is attached hereto as Annex A.

      Our Board of Directors unanimously adopted the 2004 Plan on August 17, 2004, subject to stockholder approval at the annual meeting. No awards will be made under this plan prior to stockholder approval.

      The 2004 Plan is designed to enable the Company and its subsidiaries to provide a means to attract and retain able directors, consultants and employees by providing such individuals with incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries through a program whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. Accordingly, the 2004 Plan provides for discretionary grants of (a) stock options (“Options”), (b) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock”), and (c) stock appreciation rights (payable in cash and/or shares).

      Below is a summary of the terms of the 2004 Plan that is qualified in its entirety by reference to the full text of the 2004 Plan, which is attached to this Proxy Statement as Annex A. Approval of the 2004 Plan requires the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the annual meeting.

Number of Shares Subject to the 2004 Plan and Award Limits

      The aggregate maximum number of shares of common stock that may be issued under the 2004 Plan will be 500,000 shares. The maximum number of shares of common stock that may be subject to Options or stock appreciation rights granted to any one individual during any year may not exceed 500,000 with respect to each type of award. The maximum number of shares of common stock that may be subject to Restricted Stock awards granted to any one individual during any year may not exceed 250,000. These limits are subject to adjustment in the event of certain changes in the outstanding common stock. As of August 17, 2004, the closing price of the common stock as quoted on the NASDAQ Stock Market was $13.88 per share.

Administration

      The 2004 Plan will be administered by the Compensation Committee of the Board, which will have full authority, subject to the terms of the 2004 Plan, to establish rules and regulations for the proper administration of the 2004 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards.

Eligibility

      All employees and consultants of the Company and its subsidiaries and all non-employee members of our Board of Directors are eligible to participate in the 2004 Plan. As of June 21, 2004, approximately 300 individuals were potentially eligible to participate in the 2004 Plan.

Term of 2004 Plan

      The 2004 Plan will be effective as of August 17, 2004, the date of its adoption by our Board of Directors, provided the 2004 Plan is timely approved by our shareholders. No further awards may be granted under the 2004 Plan after August 17, 2014, and the 2004 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. Our Board of Directors, in its discretion, may terminate the 2004 Plan at any time with respect to any shares of common stock for awards not yet granted.

Change of Control and Other Adjustments

      The 2004 Plan provides that the vesting of awards will accelerate upon a Change of Control of the Company (as defined in the 2004 Plan). In addition, the Committee, in its discretion, may cancel unexercised awards and cause the Company to make payments in respect thereof in cash, or it may adjust outstanding awards as appropriate to reflect such Change of Control, including provide for the replacement of awards with similar awards under an acquirer’s plan.

Amendments

      Our Board of Directors may amend, suspend, or terminate the 2004 Plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards or cancel or replace any outstanding options or stock appreciation rights with an option or stock appreciation right having a lower exercise price.

Federal Income Tax Aspects of the 2004 Plan

      Incentive Stock Options. Subject to special alternative minimum tax rules, no federal income tax is imposed on the optionee upon the grant or the exercise of an Option that qualifies as an incentive stock option (“ISO”) under Section 422 of the Internal Revenue Code (“Code”). If the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “Holding Period”), any appreciation of the shares above the exercise price should constitute capital gain. However, if an optionee disposes of shares prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

      Non-statutory Stock Options and Stock Appreciation Rights. No federal income tax is imposed on the optionee upon the grant of an Option that is not an ISO. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee.

      Restricted Stock. In general, the recipient of a Restricted Stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common stock at such time. All dividends and distributions with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid.

      Company Tax Deduction. Subject to Section 162(m) of the Code, we will generally be entitled to a tax deduction with respect to an award at the time, and in the same amount, the participant recognizes compensation with respect to the award, provided we comply with applicable reporting requirements with respect to the compensation.

      Section 162(m) of the Code. Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options and stock appreciation rights granted under the 2004 Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with Restricted Stock awards granted under the 2004 Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance targets established for such grants. The 2004 Plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these awards. The performance targets for those awards intended to qualify as performance based under Code Section 162(m) will be based on one or more of the following: (1) the price of a share of common stock, (2) our earnings per share, (3) our sales, (4) the sales of a product or territory designated by the Committee, (5) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (6) our net cash flow, (7) our earnings before or after interest, taxes, depreciation, and/or amortization of the Company, (8) the economic value added, (9) the return on stockholders’ equity achieved by the Company, or (10) the total stockholders’ return achieved by the Company. However, compensation expense deductions relating to Restricted Stock awards will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control, death, disability or vesting based upon continued service with the Company).

      The 2004 Plan is not qualified under Section 401(a) of the Code.

      The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2004 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2004 Plan or award recipients.

Inapplicability of ERISA

      Based upon current law and published interpretations, we do not believe that the 2004 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required

      At the annual meeting, you are being asked to approve the Cyberonics, Inc. 2004 Stock Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the meeting is required to approve the Cyberonics, Inc. 2004 Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE CYBERONICS, INC. 2004 STOCK PLAN.

      Stockholder approval of the 2004 Plan is required for listing of the shares for trading on the NASDAQ Stock Market and as a condition to the effectiveness of the 2004 Stock Plan. Stockholder approval is also required so that incentive stock options under the 2004 Plan will qualify under Section 422 of the Code and so that certain awards under the 2004 Plan will qualify as performance-based compensation under Section 162(m) of the Code.

      Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the 2004 Plan.

PROPOSAL NO. 3

RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Appointment of KPMG LLP. The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, to audit the books, records and accounts of Cyberonics for the current fiscal year ending April 29, 2005. KPMG LLP audited Cyberonics’ financial statements for the 53 weeks ended April 30, 2004.

      A representative of KPMG LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

      We engaged KPMG LLP to serve as Cyberonics’ independent registered public accounting firm and to audit Cyberonics’ consolidated financial statements for the fiscal years ended April 26, 2002, April 25, 2003 and April 30, 2004. The engagement of KPMG LLP was recommended by the Audit Committee and approved by the Board of Directors of Cyberonics. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our annual report on Form 10-K, and has recommended, and the Board has approved their inclusion herein. See “Report of the Audit Committee” included elsewhere herein.

      Prior to our engagement of KPMG LLP in April 2002, Cyberonics did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Cyberonics’ consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Other Fees

      Set forth below is the aggregate fees billed to the Company by KPMG LLP, our independent auditor, for each of our last two fiscal years.

	53 Weeks	52 Weeks
	Ended	Ended
	April 30,	April 25,
	2004	2003

Audit Fees(1)	$231,600	$180,550
Audit-Related Fees(2)	54,100	15,500
Tax Fees(3)	164,800	163,023
All Other Fees(4)	11,500	0

Total	$462,000	$359,073

(1)	Audit Fees are fees Cyberonics paid to KPMG LLP for professional services for the audit of Cyberonics’ consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees are fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Cyberonics’ financial statements and employee benefit plans.

(3)	Tax Fees are fees for tax compliance, tax advice, and tax planning.

(4)	All Other Fees are fees billed by KPMG LLP to Cyberonics for any services not included in the first three categories.

      Consistent with our Audit Committee Charter, all services provided by outside accounting firms are pre-approved by our Audit Committee. The Audit Committee has determined that the services provided by KPMG LLP are compatible with maintaining their independence.

Vote Required

      Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and the Board of Directors consider it desirable for the stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the meeting is required to approve and ratify the Board of Directors’ selection of KPMG LLP. THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL AND RATIFICATION OF SUCH SELECTION.

      In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

      In accordance with the requirements set forth in the Exchange Act proposals of our stockholders that are intended to be presented by such stockholders at our 2005 Annual Meeting of Stockholders must be received by us no later than April 30, 2005 in order that they may be included in the proxy statement and proxy card relating to that meeting.

      The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the 2004 Annual Meeting. If a stockholder intends to submit a proposal at the 2005 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than June 1, 2005. If a stockholder fails to comply with the foregoing notice provision, the proxy holders will not be allowed to use their discretionary voting authority when the proposal is raised at the 2005 Annual Meeting of Stockholders.

OTHER MATTERS

      Management does not intend to bring before the meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

By Order of the Board of Directors,

DAVID S. WISE
Secretary

ANNEX A

CYBERONICS, INC. 2004 STOCK PLAN

      Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional stock incentives to Employees, Directors and Consultants, and

•	to promote the success of the Company.

      Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Appreciation Rights and Restricted Stock awards may also be granted under the Plan.

      Definitions. As used herein, the following definitions shall apply:

      “Administrator” means the Board or any of its Committees as shall be appointed to administer the Plan.

      “Applicable Laws” means the requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

      “Award” means a Stock Option, Stock Appreciation Right or Restricted Stock grant made under the Plan.

      “Award Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement is subject to the terms and conditions of the Plan.

      “Board” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means a committee of Directors appointed by the Board to administer the Plan.

      “Common Stock” means the common stock of the Company.

      “Company” means Cyberonics, Inc., a Delaware corporation.

      “Consultant” means any person who is not a member of the Board and is engaged by the Company or a Parent or Subsidiary to render consulting or advisory services to such entity.

      “Director” means a member of the Board who is not an Employee.

      “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

      “Employee” means any person who is a common law employee of the Company or any Parent or Subsidiary of the Company.

      “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

.1.1 If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator selects;

.1.2 If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator selects; or

.1.3 In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

      “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

      “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.

      “Option” means a stock option granted pursuant to the Plan.

      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

      “Participant” means a person who has been granted an Award under the Plan.

      “Plan” means the Cyberonics, Inc. 2004 Stock Plan.

      “Restricted Stock” means a Share of Common Stock granted under Section 11 of the Plan that is subject to vesting and other restrictions.

      “Service Provider” means an Employee, Director or Consultant. A Service Provider shall not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company, Parent or Subsidiary or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. A change in status between being an Employee, Director or Consultant shall not terminate a Participant’s status as a Service Provider. If an Employee’s or Consultant’s employer ceases to be a Subsidiary of the Company or its Parent, such Participant shall cease to be a Service Provider on such date.

      “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

      “Stock Appreciation Right” or “SAR” means a right to acquire upon exercise of the SAR, Common Stock and/or, in the sole discretion of the Administrator, cash having an aggregate value equal to the then excess of the Fair Market Value of a Share over the exercise price of such SAR.

      “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and, other than for determining an individual’s status as an Employee for Incentive Stock Option purposes, shall include any non-corporate entity that is controlled, directly or indirectly, by the Company or its Parent.

      Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan and the following provisions of this Section, the maximum aggregate number of Shares which may be delivered pursuant to Awards under the Plan is 500,000. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires, is forfeited or cancelled without having been exercised (if an Option or Stock Appreciation Right) or vested (if a Restricted Stock award) in full, the Shares then subject to such Award shall become available for future grants under the Plan (unless the Plan was terminated); provided, however, that Shares that have been issued (actually or constructively) under the Plan upon the exercise or vesting of an Award, or withheld from an Award upon its exercise or vesting for the payment of the exercise price or tax withholding obligations with respect to such Award, shall not be returned to the Plan and shall not again become available for future grants under the Plan. Notwithstanding the foregoing, to the extent a SAR is paid in cash upon its exercise in lieu of Common Stock, such cash payment shall not reduce the number of Shares available for future grants under the Plan.

      Administration of the Plan.

.1 Administration. The Plan shall be administered by the Committee or, if none is appointed, by the Board.

.2 Powers of the Administrator. Subject to the further provisions of the Plan, and in the case of a Committee, subject to any specific limitations on its duties imposed by the Board on such Committee, the Administrator shall have the authority, in its discretion:

.2.1 to determine the Fair Market Value;

.2.2 to select the Service Providers to whom Awards may be granted hereunder;

.2.3 to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

.2.4 to approve forms of agreement for use under the Plan;

.2.5 to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or become vested (which may be based on performance criteria), and vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

.2.6 to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

.2.7 to prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

.2.8 to allow Participants to satisfy the withholding tax obligations of the Company by electing with Company approval to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the tax amount required to be withheld or such greater amount as the Administrator may approve. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable. Notwithstanding the foregoing, a Participant who is subject to Section 16b of the Securities Act of 1933, as amended, may, withhold Company approval, direct the Company to withhold Shares upon the exercise or vesting of an Award to satisfy the Company’s tax withholding obligations with respect to such Award; and

.2.9 to make all other determinations deemed necessary or advisable for administering the Plan.

.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all persons, including holders of Awards.

      Eligibility. Awards may be granted to Service Providers except that Incentive Stock Options may be granted only to Employees.

      Limitations.

.1 Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

.2 Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

.3 The following limitations shall apply to grants of Awards:

.3.1 No Service Provider shall be granted, in any fiscal year of the Company, Options with respect to more than 500,000 Shares or SARs with respect to more than 500,000 Shares.

.3.2 No Service Provider may be granted, in any fiscal year of the Company, Restricted Stock awards with respect to more than 250,000 Shares.

.3.3 The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

      Term of Plan. The Plan shall become effective upon its adoption by the Board, subject to its approval by the shareholders of the Company as provided in Section 19. It shall continue in effect for a term of 10 years from such date of adoption unless terminated earlier under Section 15 of the Plan.

      Term of Options and Stock Appreciation Rights. The term of each Option and Stock Appreciation Right shall be stated in the Award Agreement. In the case of a Nonstatutory Stock Option, if the Award Agreement does not provide for a term, such term shall be 10 years from the date of grant. In the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to an optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

      Option and Stock Appreciation Right Exercise Price and Consideration.

.1 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option or Stock Appreciation Right (or cash payment in lieu of Shares) shall be determined by the Administrator, subject to the following:

.1.1 In the case of an Incentive Stock Option

.1.1.1 granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

.1.1.2 granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

.1.2 In the case of a Nonstatutory Stock Option or Stock Appreciation Right, the per SAR exercise price shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value per Share on the date of grant.

.1.3 Notwithstanding the foregoing, replacement or substitution Options or Stock Appreciation Rights may be granted with a per Share or per SAR exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

.2 Waiting Period and Exercise Dates. At the time an Option or Stock Appreciation Right is granted, the Administrator shall fix the period within which the Option or Stock Appreciation Right may be exercised and shall determine any conditions which must be satisfied before the Option or Stock Appreciation Right may be exercised.

.3 Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

.3.1 cash;

.3.2 check;

.3.3 promissory note;

.3.4 other Shares which (A) in the case of Shares acquired upon exercise of an option, unless waived by the Administrator, have been owned by the optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender not exceeding the aggregate exercise price of the Shares as to which said Option shall be exercised;

.3.5 consideration received by the Company under a “cashless-broker” exercise program implemented by the Company in connection with the Plan;

.3.6 a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored non-qualified deferred compensation program or arrangement;

.3.7 any combination of the foregoing methods of payment; or

.3.8 such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable Laws.

      Exercise of Options or SARs.

.1 Procedure for Exercise; Rights as a Shareholder. Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement, which may include performance, service and/or other criteria. Unless the Administrator provides otherwise, vesting of Options or SARs granted hereunder shall be tolled during any unpaid leave of absence. An Option or SAR may not be exercised for a fraction of a Share.

      An Option or SAR shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the procedures established from time to time by the Administrator) from the person entitled to exercise the Option or SAR, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) making arrangements satisfactory to the Company for the withholding of all applicable taxes engendered by the exercise. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Plan. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option or SAR. The Company shall issue (or cause to be issued) such Shares promptly after the Option or SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Award Agreement to the extent that the Option or SAR is vested on the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant. If, on the date of termination, the Participant is not vested as to his or her entire Option or SAR, the Shares covered by the unvested portion of the Option or SAR shall be automatically forfeited on such date and revert to the Plan. If, after termination, the Participant does not exercise his or her Option or SAR within the time specified in the Award Agreement or herein, if applicable, the Option or SAR shall automatically terminate and the Shares covered by such Option or SAR shall revert to the Plan.

.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Option agreement to the extent the Option or SAR is vested on the date of termination (but is no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). Unless provided otherwise in the grant agreement, Options or SARs shall be fully vested upon the Participant’s ceasing to be a Service Provider due to Disability. In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant.

.4 Death of Participant. If a Participant dies while a Service Provider, the Option or SAR shall become automatically fully exercisable and may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant) by the Participant’s estate or by a person who acquires the right to exercise the Option or SAR by bequest or inheritance.

      Restricted Stock.

.1 Grant. Restricted Stock may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator makes a Restricted Stock grant under the Plan, it shall advise the Participant in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the grant, including the number of Shares subject to the grant, and the price to be paid (if any), by the Participant.

(b) Forfeiture Restrictions To Be Established by the Administrator. Shares of Common Stock that are the subject of a Restricted Stock award shall be subject to restrictions on disposition by the Participant and the automatic forfeiture of the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures or targets established by the Committee at the time of the grant that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s sales, (4) the sales of a product or territory designated by the Administrator, (5) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Administrator, (6) the net cash flow of the Company, (7) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Administrator, (8) the economic value added, (9) the return on stockholders’ equity achieved by the Company, or (10) the total stockholders’ return achieved by the Company, (ii) the Participant’s continuation as a Service Provider for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. Each Restricted Stock award may have different Forfeiture Restrictions, in the discretion of the Administrator.

(c) Other Terms and Conditions. Common Stock subject to a Restricted Stock award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in an Award Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock award, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock award.

(d) Payment for Restricted Stock. The Administrator shall determine the amount and form of any payment to be made by a Participant upon the receipt of a Restricted Stock award, provided that in the absence of such a determination, a Participant shall not be required to make any payment with respect to a Restricted Stock award, except to the extent otherwise required by law.

(e) Administrator’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock award and, upon such vesting, all restrictions applicable to such Restricted Stock award shall terminate as of such date. Any action by the Administrator pursuant to this paragraph may vary among individual Participants and may vary among the Restricted Stock awards held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Administrator may not take any action described in this paragraph with respect to a Restricted Stock award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award was intended to be performance-based compensation under section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration due to death or disability of the Participant or a Change of Control of the Company.

      Nontransferability of Awards. Unless otherwise expressly permitted by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate. In no event may an Incentive Stock Option be transferable in a manner that would cause such Option to cease to be an Incentive Stock Option.

      Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which Awards have not been granted or which have been returned to the Plan upon cancellation, expiration or forfeiture of an Award, as well as the price per share of Common Stock covered by each such outstanding Option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

.2 Change of Control. In the event of a Change of Control (as defined below), each Option, SAR and Restricted Stock award then outstanding shall automatically vest in full and all performance criteria, if any, applicable to any Award shall be deemed to have been met at the maximum level. The Administrator shall notify the Participant in writing or electronically prior to the Change of Control that the Option or SAR shall be fully vested and exercisable for a period of 15 days from the date of such notice, or through the date of the Change of Control, if longer, and, subject to the following, the Option or SAR shall terminate upon the expiration of such period. In addition to, or in lieu of, any other provision of the Plan, the Administrator may provide that all or some of the Options and SARs not exercised immediately prior to the Change of Control shall (x) terminate on such Change of Control, unless such Change of Control is described in clause (iv) below, (y) be assumed by the successor (or a parent thereof) in any such merger or other corporate transaction, or (z) be surrendered in exchange for equivalent substitution options or awards from the successor (or a parent thereof). For purposes of this Plan, a “Change of Control” means the happening of any of the following events:

.2.1 the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

.2.2 the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or

.2.3 the sale or disposition by the Company of all or substantially all the Company’s assets; or

.2.4 a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date the Plan was adopted, or (B) are elected, or nominated for election, thereafter to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

.2.5 the approval by the Board of Directors or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

      Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

      Amendment and Termination of the Plan.

.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, no amendment may reduce the exercise price of outstanding Options or SARs without shareholder approval.

.2 Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

      Conditions upon Issuance of Shares

.1 Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

.2 Investment Representations. As a condition to the delivery of Shares, the Company may require the person acquiring such Shares to represent and warrant at the time of any such delivery that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the option of counsel for the Company, such a representation is required.

      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within 12 months after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. Any Option or SAR granted prior to such shareholder approval may not become exercisable prior to such approval and in the event such approval is not obtained, such Options and SARs shall automatically terminate. No Restricted Stock may be granted under the Plan prior to such shareholder approval.

DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS — TUESDAY, SEPTEMBER 28, 2004

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders, and hereby appoints Robert P. Cummins and Pamela B. Westbrook, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on Tuesday, September 28, 2004, at 10:00 a.m., central time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDESIDE	SEE REVERSE SIDE

PLEASE MARK
[X]	VOTES AS IN
THIS EXAMPLE.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of Directors, and as said proxies deem advisable on such other matters as may come before the meeting.

1.	Election Of Directors

2.	Proposal to approve the Cyberonics, Inc. 2004 Stock Plan.

☐	☐	☐
FOR	AGAINST	ABSTAIN

3	Proposal to ratify the appointment of registered KPMG LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

☐	☐	☐
FOR	AGAINST	ABSTAIN

NOMINEES:	(01) Robert P. Cummins,	And upon such other matter or matters which
	(02) Reese S. Terry, Jr.,	may properly come before the meeting or any
	(03) Guy C. Jackson,	adjournment thereof.
(04) Stanley H. Appel, M.D.,
(05) Tony Coelho,
	(06) Michael J. Strauss, M.D.,	MARK HERE FOR ADDRESS CHANGE
	(07) Alan J. Olsen and	AND NOTE AT LEFT ☐
(08) Ronald A. Matricaria

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	(This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If the shares are held by joint tenants or as community property, both should sign.)

☐	For all nominees except as noted above

Signature:	Date:	Signature:	Date: